Oncolytics Biotech® Announces Type C FDA Meeting to Discuss Single-arm Registrational Pathway for Pelareorep in Anal Cancer

SAN DIEGO, CA, April 6, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, an investigational, systemically delivered immunotherapy that has been shown to activate innate immune-sensing pathways, today announced that it has scheduled a Type C meeting with the U.S. Food and Drug Administration (“FDA”) on April 16, 2026, to discuss a potential registrational development path in anal cancer.

The meeting will focus on the potential to initiate a single-arm pivotal study evaluating pelareorep in combination with a checkpoint inhibitor in patients being treated with second-line and later therapy for squamous cell anal carcinoma (“SCAC”). Patients will have received a checkpoint inhibitor and chemotherapy in the first-line, which means all patients treated in this study would have no alternative approved therapies available at this stage of treatment. The Company intends to discuss a study design enrolling approximately 60 to 70 patients with objective response rate (“ORR”) as the primary endpoint to support a potential full approval.

Pelareorep, in combination with a checkpoint inhibitor, has demonstrated encouraging clinical activity in SCAC. In Cohort 4 of the GOBLET study, the combination achieved approximately 30% ORR with a median duration of response in late-line patients of 17 months. These results compare favorably to real-world outcomes, where response rates are approximately 10-14% with a median duration of response of approximately 9.5 months in this setting.1

“We believe this upcoming FDA meeting is a critical step in advancing pelareorep toward a potential registration pathway in anal cancer,” said Jared Kelly, Chief Executive Officer of Oncolytics. “Our goal is to align with the FDA on the statistical analysis plan and sample size for a potential pivotal single-arm study in second-line and later SCAC. In a setting with limited approved therapies, we believe the strength and durability of our data support this approach, and recent regulatory discussions in oncolytic virus development underscore the importance of demonstrating clear, durable clinical benefit with checkpoint inhibition. With few late-line options and no confounding checkpoint inhibitor data, SCAC offers a clearer efficacy signal and a potentially more efficient path to approval for pelareorep.”

SCAC is a rare cancer with limited treatment options in the second-line and later setting, and outcomes remain poor following progression on first-line treatment. The World Health Organization estimates that there are approximately 54,000 cases of anal cancer globally each year, and the anal cancer market is expected to double to $2.3 billion from 2025 to 2035.2, 3

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; and the Company’s goals and expectations for its upcoming FDA meeting on a potential registrational development path for pelareorep in anal cancer. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

References
1.Rao S, et al. Phase II study of retifanlimab in patients (pts) with squamous carcinoma of the anal canal (SCAC) who progressed following platinum-based chemotherapy. Annals of Oncology. 2020 September. doi: https://doi.org/10.1016/j.annonc.2020.08.2272.
2.International Agency for Research on Cancer. (2020). Anus fact sheet. Global Cancer Observatory. World Health Organization. https://gco.iarc.who.int/media/globocan/factsheets/cancers/10-anus-fact-sheet.pdf.
3.Market Research Future. (n.d.). Anal cancer market research report – Forecast to 2030. https://www.marketresearchfuture.com/reports/anal-cancer-market-1530.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca